Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223256

PROSPECTUS

SESI, L.L.C.

OFFER TO EXCHANGE

$500,000,000 of 7.75% Senior Notes due 2024 and Related Guarantees That Have Not Been Registered Under the Securities Act of 1933

For

$500,000,000 of 7.75% Senior Notes due 2024 and Related Guarantees That Have Been Registered Under the Securities Act of 1933

SESI, L.L.C. (the “issuer”), a wholly-owned direct subsidiary of Superior Energy Services, Inc. (“Superior Energy”), is offering to exchange $500,000,000 aggregate principal amount of its 7.75% Senior Notes due 2024 that we have registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “exchange notes”), for up to $500,000,000 aggregate principal amount of the issuer’s outstanding 7.75% Senior Notes due 2024 (the “outstanding notes”). We issued the outstanding notes on August 17, 2017 pursuant to a transaction that did not require registration under the Securities Act. We are offering you exchange notes in exchange for outstanding notes to satisfy our registration obligation agreed to in connection with such transaction. In this prospectus we refer to the exchange notes and the outstanding notes collectively as the “notes,” and they will be treated as a single class under the indenture dated August 17, 2017, governing them.

The Exchange Offer

•	The issuer hereby offers to exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes.

•	The exchange offer will expire at 5:00 p.m. New York City time, on May 11, 2018, unless extended.

•	You may withdraw tenders of your outstanding notes at any time before the exchange offer expires.

•	If you fail to tender your outstanding notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

•	The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for federal income tax purposes. See “Material U.S. federal income tax consequences” beginning on page 59 for more information.

•	We will not receive any proceeds from the exchange offer.

•	No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•	Interest on the exchange notes will be paid at the rate of 7.75% per annum, semi-annually in cash in arrears on each March 15 and September 15.

Please see “Risk Factors” beginning on page 11 for a discussion of factors you should consider in connection with the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2018.

This prospectus is part of a registration statement on Form S-4 under the Securities Act of 1933, as amended (“Securities Act”), that we filed with the SEC. In making your decision whether to participate in the exchange offer, you should rely only on the information contained in this prospectus (including by means of incorporation by reference) and in the accompanying letter of transmittal. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the document incorporated herein by reference.

SESI, L.L.C. is a Delaware limited liability company and a wholly-owned subsidiary of Superior Energy Services, Inc., a Delaware corporation.

In this prospectus, unless the context otherwise requires, references to:

•	“Superior,” the “Company,” “we,” “our” and “us” refer to SESI, L.L.C., our parent, Superior Energy Services, Inc., and its subsidiaries (including SESI, L.L.C.);

•	“Superior Energy” refers to Superior Energy Services, Inc. and not to any of its subsidiaries; and

•	the “issuer” and “SESI” refer to SESI, L.L.C. and not to Superior Energy or any of its other subsidiaries.

This prospectus incorporates important business and financial information about Superior that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, (713) 654-2200. To ensure timely delivery you should make your request to us no later than May 4, 2018, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We do not currently intend to extend the expiration date. See “The exchange offer” for more detailed information.

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Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this prospectus and incorporated by reference into this prospectus may contain forward-looking statements. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact included in this prospectus or such other materials regarding our financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause our actual results to differ materially from such statements. Such uncertainties include, but are not limited to:

•	the cyclicality and volatility of the oil and gas industry, including changes in prevailing oil and gas prices or expectations about future prices;

•	operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage for which we may have limited or no insurance coverage or indemnification rights;

•	the effect of regulatory programs (including regarding worker health and safety laws) and environmental matters on our operations or prospects, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services, or that future changes in climate change legislation could result in increased operating costs or reduced commodity demand globally;

•	counterparty risks associated with reliance on key suppliers;

•	risks associated with the uncertainty of macroeconomic and business conditions worldwide;

•	changes in competitive and technological factors affecting our operations;

•	credit risk associated with our customer base;

•	counterparty risks associated with reliance on key suppliers;

•	the potential inability to retain key employees and skilled workers;

•	challenges with estimating our oil and natural gas reserves and potential liabilities related to our oil and natural gas property;

•	risks associated with potential changes of Bureau of Ocean Energy management security and bonding requirements for offshore platforms;

•	risks inherent in acquiring businesses;

•	risks associated with cyber-attacks;

•	risks associated with business growth during an industry recovery outpacing the capabilities of our infrastructure and workforce;

•	political, legal, economic and other risks and uncertainties associated with our international operations;

•	potential changes in tax laws, adverse positions taken by tax authorities or tax audits impacting our operating results;

•	risks associated with our outstanding debt obligations and the potential effect of limiting our future growth and operations;

•	our continued access to credit markets on favorable terms; and

•	the impact that unfavorable or unusual weather conditions could have on our operations.

These risks and other uncertainties related to our business are described under “Risk factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein, and our other reports filed with the SEC. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after such statements are made, including for example the market prices of oil and gas and regulations affecting oil and gas operations, which we cannot control or anticipate. Further, we may make changes to our business strategies and plans (including our capital spending and capital allocation plans) at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could or will affect our results.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Summary

This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference, but may not contain all information that may be important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you, including “Risk factors” and the consolidated financial statements and other information included or incorporated by reference herein. The financial statements incorporated by reference in this prospectus are those of Superior Energy.

Overview

We provide a wide variety of services and products to the energy industry. We serve major, national and independent oil and natural gas exploration and production companies around the world and we offer products and services with respect to the various phases of a well’s economic life cycle. We organize our business into four operating segments: Drilling Products and Services, Onshore Completion and Workover Services, Production Services and Technical Solutions. For a further discussion of our business, we urge you to read our Annual Report on form 10-K for the fiscal year ended December 31, 2017. See “Where you can find more information and incorporation by reference.”

Corporate information

Our principal executive offices are located at 1001 Louisiana Street, Suite 2900, Houston, TX, 77002, and our telephone number is (713) 654-2200. Our website is located at www.superiorenergy.com. We make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference herein and does not constitute a part of this prospectus.

SUMMARY TERMS OF THE EXCHANGE OFFER

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more complete understanding of the exchange offer, please refer to the section entitled “The exchange offer” in this prospectus.

Outstanding Notes	In a private transaction exempt from registration under the Securities Act, on August 17, 2017 we issued $500 million of 7.75% Senior Notes due 2024.

Exchange Notes	7.75% Senior Notes due 2024 that will be registered under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes. The exchange notes offered hereby, together with any outstanding notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The exchange notes will have a CUSIP number different from that of any outstanding notes that remain outstanding after the completion of the exchange offer.

The Exchange Offer	We are offering to exchange the outstanding notes for the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 11, 2018, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	Our registration rights agreement with the initial purchasers of the outstanding notes does not require us to accept the outstanding notes for exchange notes if the exchange offer, or the making of any exchange by a holder of the outstanding notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company (“DTC”) for tendering outstanding notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”), require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

your instructions to exchange your outstanding notes; and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your outstanding notes, please refer to the sections in this prospectus entitled “Exchange offer—Terms of the exchange offer,” “Exchange offer—procedures for tendering,” “Description of the exchange notes,” and “Description of the exchange notes—Book-entry, delivery and form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of the outstanding notes at any time prior to the expiration date for the exchange offer. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange offer—Withdrawal of tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of the outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date for the exchange offer. We will return any outstanding notes that we do not accept for exchange to you without expense promptly after the expiration date for the exchange offer. Please refer to the section in this prospectus entitled “Exchange offer—Terms of the exchange offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange offer—Fees and expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the outstanding notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the outstanding notes. A smaller outstanding principal amount of outstanding notes available for trading may also make the price of the outstanding notes more volatile.

U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material U.S. federal income tax considerations relating to the exchange of notes, see the section in this prospectus entitled “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the notes, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: By First Class Mail, Courier or Overnight Delivery: The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attn: Eric Herr, Corporate Trust Operations – Reorganization Unit, Telephone: (315) 414-3362. Eligible institutions may make requests for facsimile transmission at (732) 667-9408, Attn: Eric Herr, Corporate Trust Operations – Reorganization Unit.

TERMS OF THE EXCHANGE NOTES

The exchange notes will be substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture that governs the outstanding notes will govern the exchange notes.

The following summary describes the principal terms of the exchange notes and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange notes and the guarantees, please refer to the section entitled “Description of exchange notes” in this prospectus.

Issuer	SESI, L.L.C., a wholly-owned direct subsidiary of Superior Energy.

Securities Offered	$500.0 million aggregate principal amount of 7.75% Senior Notes due 2024.

Maturity Date	September 15, 2024.

Interest rate	7.75% per annum

Interest payment dates	March 15 and September 15. The initial interest payment on the exchange notes will include all of the accrued and unpaid interest on the outstanding notes exchanged thereto.

Optional redemption	The exchange notes will be redeemable at the issuer’s option, in whole or in part, at any time on or after September 15, 2020, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to, but not including, the date of redemption.

At any time prior to September 15, 2020, the issuer may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of certain equity offerings at a redemption price of 107.75% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to, but not including, the date of redemption.

At any time prior to September 15, 2020, the issuer may also redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, plus a “make-whole” premium.

Change of control offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the exchange notes, to cause the issuer to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of exchange notes—Change of control.”

Guarantees	On the issue date, the exchange notes will be guaranteed by Superior Energy and all of its subsidiaries (other than the issuer) that currently guarantee obligations under our revolving credit facility. After the issue date, the exchange notes will be guaranteed by any of the issuer’s or Superior Energy’s subsidiaries (other than foreign subsidiaries) that subsequently become borrowers under our revolving credit facility or that subsequently guarantee obligations under our revolving credit facility or certain other indebtedness of the issuer or any guarantor. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of exchange notes—Note guarantees.”

For the twelve months ended December 31, 2017, our non-guarantor subsidiaries:

•	represented approximately 13% of our revenues; and

•	represented approximately 27% of our loss from continuing operations.

As of December 31, 2017, our non-guarantor subsidiaries:

•	represented approximately 23% of our total assets; and

•	had approximately $83 million of total liabilities, including trade payables but excluding intercompany liabilities.

Ranking	The exchange notes will be the issuer’s senior unsecured obligations and will:

•	rank senior in right of payment to all of the issuer’s future subordinated indebtedness;

•	rank equally in right of payment with all of the issuer’s existing and future senior indebtedness;

•	be effectively subordinated to any of the issuer’s existing and future secured debt (including secured debt under our revolving credit facility), to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

The guarantees of the exchange notes will be the guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to all of the guarantors’ future subordinated indebtedness;

•	rank equally in right of payment with all of the guarantors’ existing and future senior indebtedness; and

•	be effectively subordinated to any of the guarantors’ existing and future secured debt (including secured debt under our revolving credit facility), to the extent of the value of the assets securing such debt.

As of December 31, 2017:

•	we had approximately $1.3 billion of total indebtedness (including the exchange notes), none of which would have been subordinated to the exchange notes;

•	we had no secured indebtedness outstanding under our revolving credit facility (excluding $35.3 million represented by letters of credit outstanding) to which the notes would have been effectively subordinated; and

•	Superior Energy’s non-guarantor subsidiaries (other than SESI) would have had approximately $83 million of total liabilities on a consolidated basis (including trade payables but excluding intercompany liabilities), all of which would have been structurally senior to the exchange notes.

Covenants	The notes are governed under our indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, limits our ability and the ability of our subsidiaries to:

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	incur liens; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of exchange notes.”

Book-entry form	The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer restrictions	The exchange notes will be freely transferable, but will also be securities for which the public market may be limited.

Absence of a public market for the exchange notes	The exchange notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

Trustee; registrar, paying agent and exchange agent	The Bank of New York Mellon Trust Company, N.A.

Governing law	The exchange notes and the indenture are governed by New York law.

Risk Factors	In evaluating participating in the exchange offer, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the exchange notes.

Risk Factors

You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus before deciding whether to participate in this exchange offer. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” above in this prospectus.

Risks related to the exchange offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects, of similar companies.

Any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section entitled “The exchange offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will, subject to limited exceptions, lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks related to the notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the exchange offer will continue to have, a significant amount of indebtedness. As of December 31, 2017, we had approximately $1.3 billion of total consolidated indebtedness and we had commitments available under our revolving credit facility of $273.3 million (after giving effect to $35.3 million of outstanding letters of credit), which under certain circumstances could increase or decrease as a result of, among other things, changes to the Company’s consolidated tangible assets.

Subject to the restrictions contained in the agreements governing SESI’s outstanding 7 1/8% Senior Notes due 2021 (the “Existing Notes”) and our revolving credit facility, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures,

•	acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our revolving credit facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, our revolving credit facility and the indenture governing the notes and the Existing Notes contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries (including SESI) may be able to incur significant additional indebtedness in the future. Although the indentures governing the notes and the Existing Notes and the credit agreement governing our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness under the indentures or the credit agreement. If new debt is added to our current debt levels, the related risks that we and the guarantors now face could intensify. As of December 31, 2017, we had approximately $1.3 billion of total consolidated indebtedness and we had commitments available under our revolving credit facility of $273.3 million (after giving effect to $35.3 million of outstanding letters of credit), which under certain circumstances could increase or decrease as a result of, among other things, changes to the Company’s consolidated tangible assets.

We may be unable to service our indebtedness.

Our ability to make scheduled payments on and to refinance our indebtedness, including our revolving credit facility, the Existing Notes and the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot provide assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt, including the exchange notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations. If we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot provide assurance that the terms of any such transaction will be satisfactory to us or if, or how soon, any such transaction could be completed.

Although the notes and the note guarantees are referred to as “senior,” the notes and the note guarantees are effectively subordinated to the rights of SESI’s and the guarantors’ existing and future secured creditors.

The notes are SESI’s senior unsecured obligations and rank equally in right of payment with all of SESI’s other existing and future senior indebtedness, including the Existing Notes and indebtedness under our revolving credit facility. The notes are guaranteed on a senior basis by Superior Energy, which also guarantees the Existing Notes and the obligations under our revolving credit facility, and the subsidiary guarantors, which also guarantee the Existing Notes and the obligations under our revolving credit facility. However, the notes and the note guarantees are effectively subordinated to all of SESI’s and the guarantors’ secured indebtedness, including indebtedness under our revolving credit facility, to the extent of the value of the assets securing such indebtedness.

Holders of SESI’s or the guarantors’ existing and future secured indebtedness will have claims that are senior to your claims as holders of the exchange notes, to the extent of the value of the assets securing such other indebtedness. The notes and the note guarantees are effectively subordinated to existing secured financings and any other secured indebtedness incurred by SESI or the guarantors. As a result, in the event of any distribution or payment of SESI’s or the guarantors’ assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of SESI’s and the guarantors’ unsecured indebtedness that is deemed to be of the same class as the notes or the note guarantees, as the case may be, and potentially with all of SESI’s and the guarantors’ general creditors, based on the respective amounts owed to each holder or creditor, in SESI’s or the guarantors’ remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes.

As of December 31, 2017:

•	we had approximately $1.3 billion of total indebtedness (including the notes), none of which would have been subordinated to the notes;

•	we had no secured indebtedness outstanding under our revolving credit facility (excluding $35.3 million of outstanding letters of credit) to which the notes would have been effectively subordinated; and

•	we had commitments available to be borrowed under our revolving credit facility of $273.3 million, which under certain circumstances could increase or decrease as a result of, among other things, changes to the Company’s consolidated tangible assets.

The notes are structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by all of Superior Energy’s subsidiaries (other than the issuer) that currently guarantee obligations under our revolving credit facility. The notes will be guaranteed by any of the issuer’s or Superior Energy’s subsidiaries (other than foreign subsidiaries) that subsequently become borrowers under our revolving credit facility or that subsequently guarantee obligations under our revolving credit facility or certain other indebtedness of the issuer or any guarantor. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

For the twelve months ended December 31, 2017, our non-guarantor subsidiaries represented approximately 13% of our revenues and 27% of our loss from continuing operations. As of December 31, 2017, our non-guarantor subsidiaries represented approximately 23% of our total assets and had approximately $83 million of total liabilities, including trade payables but excluding intercompany liabilities. See Note 13 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2018, which is incorporated by reference, for additional financial information related to our non-guarantor subsidiaries.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor. If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of exchange notes—Note guarantees.”

The terms of the indentures governing the notes and the Existing Notes and our revolving credit facility restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our revolving credit facility and the indentures governing the notes and the Existing Notes contain, and future indebtedness may contain, a number of restrictive covenants that impose operating and financial restrictions on us and our subsidiaries and may limit our ability to engage in acts that may be in our long-term best interest, including, among others, restrictions on our ability to:

•	incur indebtedness;

•	incur liens;

•	make investments;

•	sell assets;

•	make certain restricted payments;

•	repurchase other indebtedness;

•	enter into transactions with affiliates; and

•	consolidate or merge with any person, or sell all or substantially all of our assets.

As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

In addition, the restrictive covenants in our revolving credit facility require us and our subsidiaries to maintain specified financial ratios and/or satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussion under the heading “Description of other indebtedness” for further information about these covenants.

In addition, the terms of any future indebtedness may be more restrictive.

A breach of the covenants or restrictions under our revolving credit facility, the indenture governing the Existing Notes, the indenture governing the notes or our other indebtedness outstanding from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our revolving credit facility would permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility or our other agreements related to outstanding secured indebtedness, those lenders could foreclose against the assets securing any outstanding borrowings. In the event our lenders or noteholders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness.

We may be unable to repurchase the notes in connection with a change of control offer required by the indenture.

Upon the occurrence of specific kinds of change of control events, the indenture governing the notes requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, and the indentures governing the Existing Notes contain substantially identical provisions. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes or the Existing Notes. In addition, restrictions under our revolving credit facility may not allow us to repurchase the notes upon a change of control. Under the revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and the commitments to lend would terminate, and collateral that secures the borrowings under the revolving credit facility may be liquidated or disposed of, with proceeds applied pursuant to the terms of the credit agreement that governs such facility. If we could not refinance our revolving credit facility or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. Please read “Description of exchange notes—Change of control.”

Under the indenture governing the notes, a change of control will occur if, among other things, a majority of the members of our Board of Directors are not “continuing directors.” However, in a reported decision, the

Chancery Court of Delaware has raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

In addition, one of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans are fully drawn, and all other things being equal, each quarter point change in interest rates would result in a $750,000 change in annual interest expense on our indebtedness under our revolving credit facility.

The notes may receive a lower rating than anticipated by investors.

If one or more rating agencies rate the notes and assign to the notes a lower rating than is expected by investors, or reduce their rating in the future, the trading price of the notes would be negatively affected. In addition, any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or any guarantee thereof could be voided as a fraudulent transfer or conveyance if SESI or the guarantor, as applicable, (a) issued the notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	SESI or such guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of such guarantee;

•	the issuance of the notes or the incurrence of such guarantee left SESI or such guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	SESI or such guarantor intended to, or believed that SESI or such guarantor would, incur debts beyond SESI’s or such guarantor’s ability to pay as they mature; or

•	SESI or such guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against SESI or such guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not SESI or a guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantee of a guarantor would be subordinated to SESI’s or such guarantor’s other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its

•	probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee, could subordinate the notes or such guarantee to presently existing and future indebtedness of SESI or the guarantor or could require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to SESI’s or a guarantor’s other debt that could result in acceleration of that debt.

Although the guarantees will contain provisions intended to limit the guarantors’ liability to the maximum amount that they could incur without causing the incurrence of obligations under the guarantees to be a fraudulent transfer, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantors’ obligation to an amount that effectively makes the guarantees worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against SESI under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to SESI’s other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Risks related to our business

In addition to the risks set forth in this prospectus, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual report and other documents we file with the SEC and are incorporated by reference herein. You should carefully consider these risks before investing in our common stock. See “Where you can find more information and Incorporation by Reference.”

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers in connection with the private offering of the outstanding notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The outstanding notes surrendered in exchange for the exchange notes in the exchange offer will be canceled and retired. As a result, the issuance of the exchange notes will not result in any change in our indebtedness.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2013	2014	2015	2016	2017
(dollars in thousands)
Ratio of earnings to fixed charges (1)	1.97	5.36	—	—	—

(1)	Total earnings (loss) available for fixed charges for the years ended December 31, 2015, 2016 and 2017 were insufficient to cover fixed charges by $2.1 billion, $1.1 billion and $0.4 billion, respectively.

The Exchange Offer

Purpose and effect of the exchange offer

In connection with the sale of the outstanding notes on August 17, 2017, we and the guarantors entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

The registration rights agreement provides that we must use our reasonable best efforts to consummate the exchange offer not later than 365 days after the original issuance of the outstanding notes. The registration rights agreement further provides that we must file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use reasonable best efforts to cause such registration statement to become effective under the Securities Act and to keep such registration statement effective until the outstanding notes cease to be “registrable securities” (as defined in the registration rights agreement).

For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Interest payments on the exchange notes will be made semi-annually in cash, on March 15 and September 15 of each year. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us or one of our affiliates) to exchange such outstanding notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to use reasonable best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offer, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires outstanding notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer and the resale of exchange notes received in the exchange offer by any broker-dealer who held outstanding notes acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us or one of our affiliates).

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No- Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Each holder of the outstanding notes (other than certain specified holders) who desires to exchange outstanding notes for the exchange notes in the exchange offer will be required to make the representations described below under “—Procedures for tendering—Your representations to us.”

In the event that (i) we determine that the exchange offer registration provided for in the registration rights agreement is not available or the exchange offer may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC; (ii) the exchange offer is not for any other reason completed by the respective Target Registration Dates (as defined below) or (iii) upon receipt of a written request (a “Shelf Request”) from any initial purchaser representing that it holds registrable securities (as defined in the registration rights agreement) that are or were ineligible to be exchanged in the exchange offer, we will use our reasonable best efforts to cause to be filed as soon as practicable after such determination, date or Shelf Request, as the case may be, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof, to have such shelf registration statement become effective and to keep that shelf registration statement effective until the date that the exchange notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all exchange notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, furnish to each participating holder of exchange notes copies of a prospectus, notify each participating holder of exchange notes when the shelf registration statement has become effective and take certain other actions to permit resales of the exchange notes. A holder of exchange notes that sells exchange notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of exchange notes (including certain indemnification obligations). Holders of exchange notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their outstanding notes for registered notes in the exchange offer.

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before August 17, 2018 (the “Target Registration Date”), then we agree to pay each holder of outstanding notes liquidated damages in the form of additional interest in an amount equal to 0.25% per annum of the principal amount of outstanding notes held by such holder, with respect to the first 90 days after the Target Registration Date (which rate shall be increased by an additional 0.25% per annum for each subsequent 90-day period that such liquidated damages continue to accrue), in each case until the exchange offer is completed or the shelf registration statement is declared effective; provided, however, that at no time will the amount of liquidated damages accruing with respect to the outstanding notes exceed in the aggregate 1.0% per annum. Upon the completion of the exchange offer (or, if required, the effectiveness of the shelf registration statement) liquidated damages described in this paragraph with respect to the outstanding notes will cease to accrue.

If we effect the registered exchange offer, we will be entitled to close the registered exchange offer 20 business days after its commencement as long as we have accepted all outstanding notes validly tendered in accordance with the terms of the exchange offer and no brokers or dealers continue to hold any outstanding notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offer, holders of outstanding notes that are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of failure to exchange.”

Terms of the exchange offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, a copy of which accompanies this prospectus, we will accept for exchange any outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500.0 million in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes, but shall be subject to the existing restrictions on transfer of the outstanding notes and will not be entitled to any additional interest.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. The trustee and the exchange agent are not responsible for and make no representation as to the validity, accuracy or adequacy of the prospectus and any of its contents, and are not be responsible for any of our statements or any other person in the prospectus or in any document issued or used in connection with it or the exchange offer. The trustee and the exchange agent make no recommendation to any holder whether to tender notes pursuant to the exchange offer or to take any other action.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section entitled “—Fees and expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on May 11, 2018, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Delays in acceptance, extensions, termination or amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving written notice of such delay to their holders. During any such extensions, any outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend an exchange offer, we will notify the exchange agent by giving written notice of such extension. We will notify the registered holders of the outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the exchange offer” have not been satisfied with respect to an exchange offer, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes in the exchange offer;

•	to extend the exchange offer; or

•	to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice thereof to the registered holders of the outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in an exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the exchange offer

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Purpose and effect of the exchange offer,” “—Procedures for tendering” and “Plan of distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the exchange notes under the Trust Indenture Act of 1939.

Procedures for tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent, whose address and phone number are set forth in “Summary—The exchange offer—Exchange agent.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the ATOP instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender such outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

Determinations under the exchange offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

When we will issue exchange notes

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of outstanding notes not accepted or exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your representations to us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of the exchange notes.

Withdrawal of tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of an exchange offer. We, the exchange agent, the trustee or any other person will not be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or incur any liability for failure to give any such notification.

Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn outstanding notes by following the procedures described under “—Procedures for tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred by us in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of failure to exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes plus or minus any bond premium or discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Description of Exchange Notes

We are offering to exchange up to $500 million aggregate principal amount of our new 7.75% Senior Notes due 2024, which have been registered under the Securities Act, referred to in this prospectus as the “exchange notes,” for any and all of our outstanding unregistered 7.75% Senior Notes due 2024, referred to in this prospectus as the “outstanding notes.” We issued $500 million aggregate principal amount of the outstanding notes on August 17, 2017, in a transaction exempt from registration under the Securities Act. We are offering exchange notes to the holders of the outstanding notes in exchange for such notes in order to satisfy our registration obligations under the registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture (the “Notes”). The exchange notes will be issued, and the outstanding notes are currently outstanding, under an indenture dated as of August 17, 2017, among, Issuer, Superior Energy, the Guarantors thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture dated October 20, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). You may obtain a copy of each of the base indenture and the supplemental indenture from the Issuer at its address set forth elsewhere in this prospectus.

If the exchange offer is consummated, Holders of old notes who do not exchange their outstanding notes for exchange notes will vote together with the Holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders under the Indenture must be taken, and certain rights must be exercised, by Holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes issued under the Indenture. In determining whether Holders of the requisite percentage in aggregate principal amount of Notes have given any notice, consent or waiver or taken any other action permitted or required under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the Holders of these outstanding notes and the exchange notes will vote together as a single class for all such purposes.

In this description, (i) references to “Superior Energy” refer only to Superior Energy Services, Inc. and not any of its Subsidiaries, (ii) the words “Issuer,” “we,” “us,” or “our” refer only to SESI, L.L.C. and not to any of its Subsidiaries and (iii) the term “Guarantors” includes Superior Energy as well as each Subsidiary of Superior Energy that guarantees Issuer’s obligations under the Indenture.

The following description is a summary of the material provisions of the Notes and the Indenture and is qualified in its entirety by the provisions of the Notes and the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. Superior Energy will make a copy of the Indenture available to Holders and prospective investors upon request.

You can find the definitions of certain terms used in this description below under the caption “—Certain definitions.” Certain defined terms used in this description but not defined below under the caption “—Certain definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief description of the notes and the note guarantees

The Notes:

•	are general unsecured senior obligations of Issuer;

•	are limited to an aggregate principal amount of $500.0 million, subject to our ability to issue Additional Notes;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of Issuer;

•	are senior in right of payment to any future Subordinated Obligations of Issuer;

•	are effectively subordinated to all existing and future Secured Indebtedness of Issuer to the extent of the

•	value of the assets securing such Indebtedness, including any borrowings under the Credit Agreement;

•	are structurally subordinated to all liabilities of any Non-Guarantor Subsidiary;

•	are unconditionally guaranteed on a senior basis by Superior Energy and the Subsidiary Guarantors; and

•	are represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See “Book-entry settlement and clearance.”

As of December 31, 2017:

•	we had approximately $1.3 billion of total indebtedness (including the Notes), none of which would have been subordinated to the Notes;

•	we had no secured indebtedness outstanding under our Credit Agreement (excluding $35.3 million represented by outstanding letters of credit) that would have been effectively senior to the Notes and the Note Guarantees to the extent of the value of the collateral securing the indebtedness; and

•	we could incur $273.3 million of borrowings under the Credit Agreement (after giving effect to $35.3 million of letters of credit, which reduce availability), which under certain circumstances could increase or decrease as a result of, among other things, changes to the Company’s consolidated net assets.

The note guarantees

The outstanding notes are, and the exchange notes will be, jointly and severally, irrevocably, fully and unconditionally guaranteed on a senior basis by Superior Energy and all of its Subsidiaries that guarantee Obligations under the Credit Agreement. The Notes will be guaranteed by any of Issuer’s or Superior Energy’s Subsidiaries (other than Foreign Subsidiaries) that subsequently become borrowers under the Credit Agreement or that subsequently guarantee Obligations under the Credit Agreement or other Indebtedness (other than De Minimis Indebtedness) of Issuer or any Guarantor. See “—Certain covenants— Future guarantors.”

Each Note Guarantee:

•	is a general unsecured senior obligation of such Guarantor;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Guarantor;

•	is senior in right of payment to any future Subordinated Obligations of such Guarantor; and

•	is effectively subordinated to all existing and future Secured Indebtedness of such Guarantor to the extent of the value of the assets securing that Indebtedness, including any guarantee of Issuer’s obligations under the Credit Agreement.

Not all of the existing Subsidiaries of Issuer or Superior Energy guarantee the Notes. Subsidiaries of Issuer or Superior Energy may not guarantee the Notes unless required pursuant to the covenant described under “—Certain covenants—Future guarantors,” and there can be no assurance that the Notes will be guaranteed by any such Subsidiary as of any future date. In the event of a bankruptcy, liquidation or reorganization of any of these Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

For the twelve months ended December 31, 2017, the Non-Guarantor Subsidiaries represented approximately 13% of our revenues and 27% of our loss from continuing operations. As of December 31, 2017, the Non-Guarantor Subsidiaries represented approximately 23% of our total assets and had approximately $83 million of total liabilities, including trade payables but excluding intercompany liabilities.

Principal, maturity and interest

Issuer issued $500.0 million in aggregate principal amount of outstanding notes in a private offering in accordance with Rule 144A and Regulation S. In addition to the exchange notes offered hereby and the outstanding notes, Issuer may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). Any issuance of Additional Notes is subject to all of the covenants in the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of exchange notes” include any Additional Notes that are actually issued. Notes are issued in denominations of $2,000 and integral multiples of $1,000. The Notes will mature on September 15, 2024.

Interest on the Notes accrues at the rate of 7.75% per annum and is payable semiannually in arrears on March 15 and September 15. Interest will be paid to the person in whose name a Note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date (each, whether or not a Business Day, a “regular record date”). Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder has given wire transfer instructions to Issuer, Issuer will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Issuer will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Paying agent and registrar for the notes

The Trustee will initially act as Paying Agent and Registrar. Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Issuer will not be required to transfer or exchange any Note selected for redemption. Also, Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note guarantees

The outstanding notes are, and the exchange notes will be, guaranteed by Superior Energy and all of its Subsidiaries that guarantee Obligations under the Credit Agreement. The Notes will be guaranteed by any of Issuer’s or Superior Energy’s Subsidiaries (other than Foreign Subsidiaries) that subsequently become borrowers under the Credit Agreement or that subsequently guarantee Obligations under the Credit Agreement or other Indebtedness (other than De Minimis Indebtedness) of Issuer or any Guarantor. See “—Certain covenants— Future guarantors.” These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment, based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

A Subsidiary Guarantor shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

1.	immediately after giving effect to that transaction, no Default or Event of Default exists;

2.	if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia; and

3.	the Successor Guarantor, if not already a Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement.

The Note Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged:

1.	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Subsidiary of Issuer or Superior Energy;

2.	in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Subsidiary of Issuer or Superior Energy; or

3.	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal defeasance and covenant defeasance” and “—Satisfaction and Discharge.”

Superior Energy will be released from its obligations under the Indenture and its Note Guarantee only in connection with any legal defeasance or satisfaction and discharge of the Indenture.

Optional redemption

At any time prior to September 15, 2020, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 107.75% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture (excluding Notes held by Superior Energy and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

At any time prior to September 15, 2020, Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. The redemption price shall be determined by Issuer.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at Issuer’s option prior to September 15, 2020.

On or after September 15, 2020, Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable redemption date (subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date), if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2020	103.875%
2021	101.938%
2022 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory redemption; Offers to purchase; Open market purchases

Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Issuer may be required to offer to purchase the Notes as described under the caption “Change of control.” Issuer may at any time and from time to time purchase Notes in the open market or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and notice of redemption

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis (to the extent practicable), by lot or by such similar method in accordance with the procedures of DTC. No Note of $2,000 in original principal amount or less will be redeemed in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

Any redemption notice may, at Issuer’s discretion, be subject to one or more conditions precedent, including completion of a Public Equity Offering or other corporate transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. The Issuer shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued (or transferred by book entry) in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

For Notes that are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC for communication to entitled account holders in substitution of the aforementioned mailing.

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to, but excluding, the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Section 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Superior Energy or Issuer;

(2)

individuals who on the Issue Date constituted the Board of Directors of Superior Energy together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Superior Energy, as the case may be, was approved by a vote of majority of the directors of Superior Energy then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of either Issuer or Superior Energy;

(4)	the merger or consolidation of Issuer or Superior Energy, as the case may be, with or into another Person or the merger of another Person with or into Issuer or Superior Energy, as the case may be, other than a transaction following which, in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of Issuer or Superior Energy, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction; or

(5)	the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Issuer or Superior Energy and their respective Subsidiaries taken as a whole, as the case may be (in each case, determined on a consolidated basis) to another Person.

Within 30 days following any Change of Control, Issuer will mail a notice to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(4)	if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and

(5)	the instructions, as determined by us, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Issuer in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each

Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and Issuer, or any third party making a Change of Control Offer in lieu of Issuer as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, Issuer or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption(subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date).

The Credit Agreement prohibits, and future credit agreements or other agreements to which Issuer becomes a party may prohibit or limit, Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when Issuer is prohibited from purchasing the Notes, Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain such consent or repay such borrowings, Issuer will remain prohibited from purchasing the Notes (other than with the net cash proceeds of any equity offering or a refinancing (or a similar transaction) of the Notes). In such case, Issuer’s failure to purchase tendered Notes after any applicable notice and lapse of time would constitute an Event of Default under the Indenture.

The Credit Agreement does, and future credit agreements or other agreements relating to Indebtedness to which Issuer becomes a party may, provide that certain change of control events with respect to Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Credit Agreement, we could seek a waiver of such default or seek to refinance our Credit Agreement. In the event we do not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under our Credit Agreement being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk factors—Risks related to the notes— We may be unable to repurchase the notes in connection with a change of control offer required by the indenture.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Superior Energy and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Superior Energy and the initial purchasers. Neither Superior Energy nor Issuer has any present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, Superior Energy or Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Secured Indebtedness are contained in the covenant described under “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of the properties or assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain covenants

Limitation on restricted payments

(a) Each of Superior Energy and Issuer will not, and will not permit any Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Superior Energy, Issuer or such Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom); or

(2)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by Superior Energy from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to any of its Subsidiaries and other than an issuance or sale to an employee stock ownership plan or to a trust established by Superior Energy or any of its Subsidiaries for the benefit of their employees) or the fair market value of the consideration (if other than cash) from such issue or sale of Capital Stock and 100% of any capital cash contribution received by Superior Energy from its stockholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of Superior Energy, Issuer or any Subsidiary is reduced on Superior Energy’s consolidated balance sheet upon the conversion or exchange (other than by any Subsidiary of Superior Energy) subsequent to the Issue Date of any Indebtedness of Superior Energy, issuer or any Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Superior Energy (less the amount of any cash, or the fair market value of any other property, distributed by Superior Energy upon such conversion or exchange).

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock, Disqualified Stock or Subordinated Obligations made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of Superior Energy (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Superior Energy or an employee stock ownership plan or to a trust established by Superior Energy, Issuer or any Subsidiaries for the benefit of their employees) or a substantially concurrent capital cash contribution received by Superior Energy from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital cash contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (2)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Issuer, Superior Energy or any Subsidiary made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Disqualified Stock of Issuer, Superior Energy or such Subsidiary, as the case may be, so long as such refinancing Disqualified Stock constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(4)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(5)

so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Superior Energy or any of its Subsidiaries from employees, former employees, directors or former directors of Superior Energy or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Superior Energy under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (i) $5.0 million in any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $5.0 million in any calendar year), (ii) the aggregate Net Cash Proceeds received during such period from the Issuance of Capital Stock (other than Disqualified Stock) of Superior Energy pursuant to such agreements or plans, in each case to existing or former employees or members of management of Superior Energy or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from the calculation of amounts under clause (b)(ii) of paragraph (1) above), and (iii) the cash proceeds of key man life insurance policies received by Issuer, Superior Energy or their Subsidiaries after the Issue Date; provided, further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(6)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of control” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, Issuer has made the Change of Control Offer, as provided in such covenant with respect to the Notes and has completed the repurchase of all Notes validly tendered for payment in connection with such Change of Control Offer; provided further, however, that such purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value shall be included in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Superior Energy or any of its Subsidiaries; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments;

(8)	repurchase of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(9)	other Restricted Payments in an aggregate amount not to exceed $250.0 million; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments, when made and in the amount so made, shall thereafter be included in the calculation of the amount of Restricted Payments; and

(10)	any payment of cash by Superior Energy, Issuer or any Subsidiary issuer to a holder of Convertible Notes to the extent such cash payment does not exceed an amount equal to the principal amount of such Convertible Notes that are converted or exchanged and any accrued interest paid thereon, and entry into or any payment in connection with the performance or any exercise, settlement, cancellation or termination of any Permitted Bond Hedge or any Permitted Warrant; provided, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Superior Energy, Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Superior Energy whose resolution with respect thereto will be delivered to the Trustee.

Limitation on liens

Each of Superior Energy and Issuer will not, and will not permit any Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (except for Permitted Liens) securing any Indebtedness on any of its properties or assets (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien is securing Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger and consolidation

(a)	Issuer shall not, and Superior Energy shall not permit Issuer to, consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	Issuer shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Issuer under the Notes and the Indenture and assumes by written agreement all the obligations of Issuer under the Registration Rights Agreement;

(2)	immediately after giving pro forma effect to such transaction (and treating any Secured Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by such Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	Issuer shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

In addition, Issuer shall not, and Superior Energy shall not permit Issuer to, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

The Successor Issuer will be the successor to Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, Issuer under the Indenture, but Issuer in the case of a conveyance or transfer shall not be released from the obligation to pay the principal, interest and, if any, on the Notes.

(b)	Superior Energy shall not consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)

Superior Energy shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Superior Energy) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Superior Energy under its Note Guarantee and the Indenture and assumes by written agreement all the obligations of Superior Energy under the Registration Rights Agreement;

(2)	immediately after giving pro forma effect to such transaction (and treating any Secured Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	Superior Energy shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

In addition, Superior Energy will not directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Future guarantors

Superior Energy and Issuer will cause each Subsidiary (other than a Foreign Subsidiary) that becomes a borrower under the Credit Agreement or that Guarantees, on or at any time after the date the exchange notes are issued, the Obligations under the Credit Agreement or any other Indebtedness (other than De Minimis Indebtedness) of Issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture substantially in the form of supplemental indenture appearing as an exhibit to the Indenture pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Subsidiary under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note guarantees.”

Payments for consent

Issuer will not and Superior Energy will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid and is paid to all Holders.

SEC reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Superior Energy will furnish to the Holders and to the Trustee, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Superior Energy were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Superior Energy were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Superior Energy’s consolidated financial statements by Superior Energy’s certified independent accountants. Each annual report on Form 10-K and each quarterly report on Form 10-Q will include summary financial information with respect to Non-Guarantor Subsidiaries of the type and scope incorporated by reference in this prospectus, unless such information is otherwise provided pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC. In addition, Superior Energy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Superior Energy is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Superior Energy will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Superior Energy will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Superior Energy’s filings for any reason, Superior Energy will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Superior Energy were required to file those reports with the SEC.

In addition, Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time it they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the Notes (as to which the trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture, or participate in any conference calls.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption (including, without limitation, special mandatory redemption), upon required purchase, upon declaration or otherwise;

(3)	the failure by Issuer or Superior Energy to comply with its obligation under “—Certain covenants—Merger and consolidation” above;

(4)	the failure by Issuer or Superior Energy to comply for 30 days after notice with any of its obligations in the covenant described above under “Change of control” (other than a failure to purchase the Notes, which constitutes an Event of Default under clause (2) above);

(5)	the failure by Superior Energy, Issuer or a Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Superior Energy, Issuer or any of their Subsidiaries (or the payment of which is guaranteed by Superior Energy, Issuer or any of their Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(A)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness which aggregates $30.0 million or more prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more (the “Cross Acceleration Provision”), provided that in connection with any series of Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by Superior Energy or Issuer of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (6);

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to Superior Energy, Issuer or any of their Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary (the “Bankruptcy Provisions”);

(8)	any judgment or decree for the payment of money in excess of $30.0 million (excluding amounts covered by reputable and creditworthy insurance companies) is entered against Issuer, Superior Energy or a Significant Subsidiary or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary, remains outstanding for a period for 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “Judgment Default Provision”); or

(9)	a Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Note Guarantee), or Superior Energy or a Subsidiary Guarantor denies or disaffirms its obligations under its Note Guarantee.

However, a default under clauses (4), (5), (8) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify Issuer, Superior Energy or the relevant Subsidiary, as the case may be, and the Trustee of the default and Issuer, Superior Energy or the relevant Subsidiary, as the case may be, does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest, on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Issuer, Superior Energy or any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary occurs and is continuing, the principal of, interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, and interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the Notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to a responsible officer of the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it obtains such knowledge. Except in the case of a Default in the payment of principal of, or interest on any Note, the Trustee may withhold notice if and so long as its trust officers determines that withholding notice is in the interest of the Holders of the Notes.

No personal liability of directors, officers, employees and stockholders

No director, officer, manager, employee, incorporator, organizer, stockholder or member of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption “—Change of control”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than provisions relating to the covenant described above under the caption “—Change of control”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3)	to provide for the assumption of Issuer’s or a Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this “Description of exchange notes” to the extent that such provision in this “Description of exchange notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9)	to comply with the rules of DTC or any other applicable depository.

Any supplemental indenture for the purpose of permitting any existing or future Subsidiary of the Issuer to provide a Guarantee may be signed by the Issuer, Superior Energy, the Subsidiary providing the Guarantee, and the Trustee.

Legal defeasance and covenant defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to below;

(2)	Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Defaults” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, or interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;

(6)	Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Issuer with the intent of preferring the Holders over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others; and

(7)	Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(A)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the Trustee for cancellation; or

(B)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;

(3)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the Trustee becomes a creditor of Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise as provided in the Trust Indenture Act. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs under the circumstances. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee (including in its capacities as paying agent or registrar) shall have no responsibility to determine if a Change of Control has occurred.

Governing law; jury trial waiver

The Indenture and the outstanding notes are, and the exchange notes will be, governed by and construed in accordance with, the laws of the State of New York. The Indenture provides that the Issuer, the Guarantors and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Book-entry settlement and clearance

The global notes

The exchange notes will be issued in the form of one or more global notes (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we, the trustee, nor the exchange agent are responsible for those operations or procedures. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to receiving notices or the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Additional information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, Attention: Corporate Secretary.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing, provided that notices to the Trustee shall be deemed received only upon actual receipt. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Certain definitions

“Affiliate” of any specified Person means (1) any other Person, directly or indirectly, controlling or controlled by, or (2) under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Superior Energy or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means, as determined by Issuer, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; and

(2)	the excess of:

(A)	the present value at such redemption date of (i) the redemption price of the Note at September 15, 2020, (such redemption price being set forth in the table appearing above under the caption “— Optional redemption”) plus (ii) all required interest payments due on the Note through September 15, 2020, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B)	the then-outstanding principal amount of the Note, if greater.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Provisions” has the meaning set forth above under the caption “—Defaults.”

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity. Notwithstanding the foregoing, any Permitted Bond Hedge or Permitted Warrant transaction will not be considered “Capital Stock.”

“Change of Control” has the meaning set forth above under the caption “Change of control.”

“Change of Control Offer” has the meaning set forth above under the caption “Change of control.”

“Change of Control Payment” has the meaning set forth above under the caption “Change of control.”

“Change of Control Payment Date” has the meaning set forth above under the caption “Change of control.”

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Income” means, for any period, the net income of Superior Energy, Issuer and their consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income to the extent included in computing such net income (without duplication):

(1)	any net income of any Person (other than Issuer) if such Person is not a Subsidiary, except that (A) subject to the exclusion contained in clauses (3) and (5) below, Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Superior Energy, Issuer or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (2) below) and (B) Superior Energy’s or Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income of any Subsidiary to the extent that, directly or indirectly, the declaration or payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to Issuer or Superior Energy, of that net income (or loss) is not at the date of determination permitted without prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents and all agreements except that Superior Energy’s or Issuer’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)	any gain (or loss) realized upon the sale or other disposition of any assets of Superior Energy, Issuer or their consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	effects of adjustments (including the effects of such adjustments pushed down to Superior Energy, Issuer and their Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes;

(5)	any unrealized non-cash gains or losses in respect of Hedging Obligations (including those under Accounting Standards Codification 815);

(6)	extraordinary gains or losses;

(7)	any non-cash compensation charges in connection with stock options, restricted stock grants and similar employee benefit plans; and

(8)	the cumulative effect of a change in accounting principles.

“Consolidated Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Superior Energy, Issuer and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent otherwise included, the amounts of:

(1)	minority interests in such consolidated Subsidiaries held by Persons other than Superior Energy, Issuer or a Subsidiary;

(2)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Indebtedness or Capital Stock; and

(3)	all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP; in each case after giving pro forma effect, in accordance with GAAP, to any acquisition (whether effected as a merger, stock purchase, asset acquisition or other purchase), Investment or asset disposition occurring on or after the date of such consolidated balance sheet as if such transaction had occurred immediately prior to such balance sheet date, it being understood that for the avoidance of doubt, such transaction need not have actually been included in the most recent consolidated financial statements of Superior Energy and its Subsidiaries that have been provided to the Holders pursuant to the Indenture preceding the date of such transaction.

“Convertible Notes” means Indebtedness of Superior Energy that is optionally convertible into Common Stock of Superior Energy (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of Superior Energy (including Issuer) that is optionally exchangeable for Common Stock of Superior Energy (and/or cash based on the value of such Common Stock).

“Covenant Defeasance” has the meaning set forth above under the caption “—Legal defeasance and covenant defeasance.”

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated October 20, 2017, among SESI, L.L.C., Superior Energy Services, Inc., JPMorgan Chase Bank, N.A. and the lenders party thereto, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Cross Acceleration Provision” has the meaning set forth above under the caption “—Defaults.”

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“De Minimis Indebtedness” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Debt Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (i) the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under “Change of control” and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any Subsidiary not created or organized in the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect on the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Superior Energy and each Subsidiary that provides a Note Guarantee on or after the Issue Date in accordance with the Indenture; provided that upon release or discharge of Superior Energy or such Subsidiary from its Note Guarantee in accordance with the Indenture, such Subsidiary or Superior Energy ceases to be a Guarantor.

“Hedging Agreement” means any oil and natural gas hedging agreement and any other agreement or arrangement designed to protect Superior Energy, Issuer or any Subsidiary against fluctuations in oil and natural gas prices.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Hedging Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Non-Guarantor Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	any net Hedging Obligations of such Person;

if and to the extent any of the preceding items (other than the items described in the preceding clauses (4), (6), (7) and (8)) would appear on the liability side of a balance sheet of the specified Person prepared in accordance with GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Indebtedness shall not include obligations of any Person resulting from its endorsement of negotiable instruments for collection in the ordinary course of business. For the avoidance of doubt, obligations of any Person under a Permitted Bond Hedge or a Permitted Warrant shall not be deemed to be “Indebtedness.”

“Indenture” has the meaning set forth above in the initial paragraph under the heading “Description of exchange notes.”

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Notwithstanding the foregoing, any Permitted Bond Hedge or Permitted Warrant transaction will not be considered an “Investment.”

“Issue Date” means August 17, 2017.

“Judgment Default Provision” has the meaning set forth above under the caption “—Defaults.”

“Legal Defeasance” has the meaning set forth above under the caption “—Legal defeasance and covenant defeasance.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and Issuer’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person or, in the event that such Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Issuer.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to Issuer or any Subsidiary of Issuer.

“Permitted Bond Hedge” means any call options or capped call options referencing Superior Energy’s Common Stock purchased by Issuer concurrently with the issuance of Convertible Notes to hedge the Superior Energy’s or any Subsidiary issuer’s (including Issuer) obligations under such Indebtedness.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	carriers’, operator’s, warehousemen’s, repairmen, mechanics’ and other similar Liens arising in the ordinary course of business;

(3)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(4)	Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar instruments incurred in the ordinary course of its business;

(5)	Liens in favor of collecting or payor banks having a right or setoff, revocation, refund or chargeback;

(6)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;

(7)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or the proceeds or products of such property, plant or equipment), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion or construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)	Liens existing on the Issue Date (other than Liens securing Obligations under the Credit Agreement);

(9)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations in each case incurred in the ordinary course of business and not for speculative purposes;

(13)	Liens on Superior Energy’s, Issuer’s or a Subsidiary’s Investment in another Person securing Indebtedness of that Person as long as any such Indebtedness is not assumed or otherwise guaranteed by Superior Energy, Issuer or any Subsidiary;

(14)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (10) or (13); provided, however, that:

(A)    such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)    the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (10) or (13) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15)	Liens securing Indebtedness Incurred under Debt Facilities; provided, however, that after giving effect to such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (15) (with letters of credit and bankers’ acceptances, if any, being deemed to have a principal amount equal to the maximum potential liability thereunder) and then outstanding does not exceed the greater of (A) $400.0 million and (B) the amount equal to 17.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to the Indenture immediately preceding the date of such Incurrence; and

(16)	Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $50.0 million.

“Permitted Warrant” means any call option in respect of Superior Energy’s Common Stock sold by Superior Energy concurrently with the issuance of Convertible Notes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Public Equity Offering” means an underwritten primary public offering of Capital Stock of Superior Energy (other than Disqualified Stock) pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Superior Energy), to the extent the Net Cash Proceeds are contributed to Issuer.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Superior Energy, Issuer or any Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; (4) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Note Guarantee at least to the same extent as the Indebtedness being refinanced or refunded; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of Issuer or (B) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of a Guarantor.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and among Issuer, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among Issuer and the other parties thereto, as such agreements may be amended from time to time.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Superior Energy, Issuer or a Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Superior Energy or Issuer held by any Person (other than Superior Energy, Issuer or a Subsidiary) or of any Capital Stock of a Subsidiary held by any Affiliate of Superior Energy or Issuer (other than a Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Superior Energy that is not Disqualified Stock); or

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition).

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Superior Energy, Issuer or a Subsidiary on the Issue Date or thereafter acquired by Superior Energy, Issuer or a Subsidiary whereby Superior Energy, Issuer or a Subsidiary transfers such property to a Person and Superior Energy, Issuer or a Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Superior Energy, Issuer or their Subsidiaries that is secured by a Lien.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person, and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Superior Energy or Issuer.

“Successor Company” has the meaning set forth above under the caption “—Certain covenants—Merger and consolidation.”

“Superior Energy” means Superior Energy Services, Inc., a Delaware corporation, and any successor corporation.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 15, 2020; provided, however, that if the period from the redemption date to September 15, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” has the meaning set forth above in the initial paragraph under the heading “Description of exchange notes.”

“Trustee” has the meaning set forth above in the initial paragraph under the heading “Description of exchange notes.”

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at Issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interest (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Issuer or a Wholly Owned Subsidiary) is owned by Issuer or one or more Wholly Owned Subsidiaries.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the outstanding notes or the exchange notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or any alternative minimum tax consequences. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	United States persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	persons holding the outstanding notes or exchange notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the outstanding notes or exchange notes under the constructive sale provisions of the Code.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to the Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted tax basis and holding period.

Plan of Distribution

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date for the exchange offer and ending on the close of business 180 days after such expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For such period of time as any broker-dealer subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the exchange notes and the related guarantees will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain matters under Louisiana law will be passed upon by Jones Walker LLP, New Orleans, Louisiana.

Experts

The consolidated financial statements and schedule of Superior Energy Services, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information and Incorporation by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.superiorenergy.com. We have not and will not incorporate by reference into this prospectus the information included on, or linked from, our website, and any such information does not constitute a part of this prospectus. You may also inspect reports, proxy statements and other information about Superior Energy Services, Inc. at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and until the termination of this offering (excluding any information furnished and not filed with the SEC).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 22, 2018;

•	the information incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2018; and

•	our Current Reports on Form 8-K, filed with the SEC on January 29, 2018 and March 2, 2018.

We are also incorporating by reference all additional documents Superior Energy may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part.

You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

(713) 654-2200

The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC.

Descriptions in this prospectus, including those contained in the documents incorporated by reference, of contracts and other documents are not necessarily complete and, in each instance, reference is made to the copies of these contracts and documents filed as exhibits to the documents incorporated by reference in this prospectus.

SESI, L.L.C.

OFFER TO EXCHANGE

$500,000,000 of 7.75% Senior Notes due 2024 and Related Guarantees

That Have Not Been Registered Under the Securities Act of 1933

For

$500,000,000 of 7.75% Senior Notes due 2024 and Related Guarantees

That Have Been Registered Under the Securities Act of 1933

April 13, 2018